Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 29, 2006 for Applied Graphics, Inc. in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of InnerWorkings, Inc. for the registration of 9,200,000 shares of its common stock.

/s/ Smith, Lange & Phillips LLP

San Francisco, California

January 5, 2007